Exhibit 10.45

Non-Employee Director Compensation Summary

Boston Life Sciences, Inc.’s (the “Company’s”) non-employee directors currently consist of: (i) Robert S. Langer, Jr.; (ii) Michael J. Mullen; and (iii) John T. Preston. On October 28, 2004, Robert L. Gipson resigned from the Board of Directors. Messrs. Gipson declined to receive any cash or stock compensation during the term of his service. Effective July 1, 2004, non-employee directors of the Company received an annual retainer, payable in monthly installments, and an additional fee for each board or committee meeting attended in person or telephonically. All non-employee directors are reimbursed for ordinary and reasonable expenses of attending any board or committee meetings. The table below sets forth the annual retainer, per board meeting fees and per committee meeting fees paid to our non-employee directors in 2004. There were no fees paid for chairing committees.

	2004 Annual Retainer	Board Meeting Fees	Committee Meeting Fees
Robert S. Langer, Jr.	$8,334	$11,000	$1,000
Michael J. Mullen	$8,334	$7,500	$2,000
John T. Preston	$8,334	$7,500	$2,000

Effective May 30, 2004, each new non-employee director is automatically granted an option to purchase 5,000 (on a post 1-for-5 reverse stock split basis) shares of Company’s common stock (“New Director Options”) upon initial election or appointment (the “Automatic Grant Date”). The exercise price of any New Director Options granted shall equal the fair market value of shares of the Company’s common stock subject thereto on the Automatic Grant Date. Subject to provisions regarding expiration and termination of options, New Director Options become exercisable as to 50% of the shares of the Company’s common stock subject thereto on the Automatic Grant Date and become exercisable as to an additional 25% of the shares of the Company’s common stock issuable upon exercise there of on each of the first and second anniversaries of such Automatic Grant Date. New Director Options terminate ten years after the date of grant. Upon their election to the Board in June 2004, Messrs. Mullen and Preston were each granted options to purchase 5,000 shares of common stock under this policy with an exercise price of $5.00 per share.

Effective July 30, 2004, each non-employee director, including newly elected directors, is automatically granted an option to purchase 1,000 (on a post 1-for-5 reverse stock split basis) shares of our Common Stock (“Annual Director Options”), or such lesser amount calculated on a prorated basis according to the length of service in any given calendar year. The Annual Director Options are granted in the first quarter of the calendar year following the year of service (the “Annual Grant Date”). The exercise price of any Annual Director Options granted shall equal the fair market value of shares of our Common Stock subject thereto on the Annual Grant Date. Subject to provisions regarding expiration and termination of options, Annual Director Options become exercisable as to 50% of the shares of our Common Stock subject thereto on the Annual Grant Date and become exercisable as to an additional 25% of the shares of our Common Stock issuable upon exercise thereof on each of the first and second anniversaries of such Annual Grant Date. Annual Director Options terminate ten years after the date of grant.